News Release

February 18, 2025
SSR MINING REPORTS FOURTH QUARTER AND FULL-YEAR 2024 RESULTS
DENVER - SSR Mining Inc. (Nasdaq/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") reports consolidated financial results for the fourth quarter and full-year ended December 31, 2024, as well as an update on the February 13, 2024 incident at the Çöpler mine (the “Çöpler Incident”).

Fourth Quarter and Full-Year 2024 Results: (1)
(All figures are in U.S. dollars unless otherwise noted)

▪Operating results: Fourth quarter 2024 production was 124,154 gold equivalent ounces at a consolidated cost of sales of $1,295 per payable ounce and all-in sustaining costs (“AISC”) of $1,857 per payable ounce. For the full year 2024, the Company produced 399,267 gold equivalent ounces at a consolidated cost of sales of $1,307 per payable ounce and AISC of $1,878 per payable ounce. As operations at Çöpler remain suspended following the Çöpler Incident, SSR Mining’s full-year AISC included $60.8 million in cash care & maintenance costs at Çöpler, or $155 per ounce of gold equivalent sold. Full-year 2024 production from Marigold, Seabee and Puna totaled 371,061 gold equivalent ounces at cost of sales of $1,317 per payable ounce and AISC of $1,542 per payable ounce. SSR Mining recognized two significant production milestones in 2024, including 5 million ounces of life of mine gold production from Marigold, achieved on December 30, 2024, as well as record full-year silver production at Puna.

▪Financial results: In the fourth quarter of 2024, SSR Mining reported net income attributable to SSR Mining shareholders of $5.6 million, or $0.03 per diluted share, while adjusted net income attributable to SSR Mining shareholders was $21.3 million, or $0.10 per diluted share. Under U.S. GAAP, care and maintenance costs are included in adjusted net income. For the fourth quarter care and maintenance costs totaled $35.9 million, or $0.18 per diluted share. Net income (loss) attributable to SSR Mining shareholders for the full year of 2024 was $(261.3) million, or $(1.29) per diluted share, reflecting approximately $272.9 million in incurred and anticipated reclamation and remediation costs, $114.2 million in non-cash impairment charges, and $108.7 million in total care and maintenance costs incurred as a result of the Çöpler Incident. Adjusted net income attributable to SSR Mining shareholders for the full year of 2024 was $57.6 million, or $0.28 per diluted share, after adjusting for non-recurring items largely related to the Çöpler Incident. In the fourth quarter of 2024, SSR Mining generated $95.0 million in operating cash flow and $56.4 million in free cash flow. For the full-year 2024, SSR Mining generated $40.1 million in operating cash flow, while free cash flow was $(103.4) million, inclusive of the aforementioned care and maintenance costs as well as $127.6 million spent on reclamation and remediation efforts at Çöpler.

▪Cash and liquidity position: As of December 31, 2024, the Company had a cash and cash equivalent balance of $387.9 million and total liquidity of $887.5 million inclusive of its revolving credit facility and accompanying accordion feature. At the end of the fourth quarter of 2024, the Company had no borrowings outstanding under the revolving credit facility, exclusive of de minimis letters of credit, and was in compliance with its covenants.

▪Mineral Reserves & Mineral Resources (“MRMR”): Total Proven and Probable gold equivalent Mineral Reserves as of December 31, 2024 were 8.0 million ounces, up 3% on a year-over-year basis due in part to the declaration of an initial 523,000 ounces of gold Mineral Reserves at Marigold's Buffalo Valley deposit, as well as other Mineral Resource conversion and minor changes to metals price assumptions. SSR Mining increased the gold and silver price assumptions used in the calculation of 2024 Mineral Reserves at Marigold and Puna by approximately 3%, from $1,450 per ounce gold in 2023 to $1,500 per ounce in 2024, and from $18.50 per ounce silver in 2023 to $19.00 per

SSR Mining Inc.	PAGE 1

ounce in 2024. Mineral Reserve gold price assumptions at Çöpler and Seabee of $1,450 and $1,600 per ounce, respectively, were unchanged. Total Measured and Indicated gold equivalent Mineral Resources as of December 31, 2024 were 5.2 million ounces, down 1% on a year-over-year basis. Metals price assumptions used in the calculation of Mineral Resources were unchanged from 2023. SSR Mining’s consolidated 2024 MRMR figures exclude the Hod Maden project and the recently announced CC&V transaction (discussed below).

▪Marigold operations: In 2024, Marigold produced 168,262 ounces of gold, in line with its full-year guidance, at cost of sales of $1,457 per payable ounce and AISC of $1,711 per payable ounce. As planned, the fourth quarter of 2024 was Marigold’s strongest, with gold production of 59,702 ounces at cost of sales of $1,406 per payable ounce and AISC of $1,638 per payable ounce.

▪Seabee operations: In 2024, Seabee produced 78,545 ounces of gold at cost of sales of $960 per payable ounce and AISC of $1,515 per payable ounce. Due to forest fires in the vicinity of the mine, operations at Seabee were suspended for more than 50 days. No employees were injured and the Seabee process plant and Santoy mine were not materially impacted. Operations were fully reinstated on October 11, 2024, and in the fourth quarter of 2024 Seabee produced 27,811 ounces of gold at cost of sales of $816 per payable ounce and AISC of $1,214 per payable ounce. Full-year 2024 production exceeded Seabee’s revised guidance range at costs below guidance, driven by processed grades that averaged 9.7 g/t in the fourth quarter.

▪Puna operations: In 2024, Puna produced 10.5 million ounces of silver, a record for the operation and meeting the top end of the mine’s previously increased full-year guidance range, at cost of sales of $16.14 per payable ounce and AISC of $15.56 per payable ounce. In the fourth quarter of 2024, silver production was 3.0 million ounces at cost of sales of $15.84 per payable ounce and AISC of $16.06 per payable ounce.

▪Çöpler update: As of December 31, 2024, all of the heap leach material displaced in the Çöpler Incident had been removed from the Sabırlı Valley and moved to temporary storage locations. Reclamation and remediation spend in 2024 totaled $127.6 million, and the forecasted spend on Çöpler remediation and containment work from April 1, 2024 onwards remains unchanged at $250.0 to $300.0 million.

▪Hod Maden: Throughout 2024, engineering studies and site preparation activities continued as the Company advances the Hod Maden project through to a construction decision. In 2024, a total of $42.1 million was spent at Hod Maden, including approximately $14.0 million in the fourth quarter. The Company expects to provide information on its anticipated 2025 capital spend at Hod Maden with its annual guidance, which is expected within the first quarter of 2025.

▪Sale of the non-core San Luis project: On May 23, 2024, the Company announced that it had closed the sale of the San Luis project to Highlander Silver Corp for which it received $5.0 million in cash on closing, and an additional up to $37.5 million in future cash contingent payments. A 4.0% net smelter return (“NSR”) royalty on the project was also issued to SSR Mining concurrently with closing of the transaction.

▪CC&V acquisition: On December 6, 2024, the Company announced it had entered into a definitive purchase agreement to acquire the Cripple Creek & Victor Gold Mine (“CC&V”) in Colorado for $100 million in upfront cash consideration and up to $175 million in additional milestone-based payments. The CC&V transaction is aligned with SSR Mining’s long-stated focus on free cash flow generation, while continuing to diversify the portfolio through the acquisition, operation and development of long-lived, high return assets. SSR Mining expects to provide the 2025 outlook for CC&V with its annual guidance following the close of the CC&V acquisition, which is expected within the first quarter of 2025.

(1)The Company reports non-GAAP financial measures including adjusted net income (loss) attributable to SSR Mining shareholders, adjusted net income (loss) per diluted share attributable to SSR Mining shareholders, free cash flow, cash costs and all-in sustaining costs (“AISC”) per ounce sold (a common measure in the mining industry), to manage and evaluate its operating performance at its mines. See "Cautionary Note Regarding Non-GAAP Financial Measures" for an explanation of these financial measures and a reconciliation of these financial measures to the most comparable GAAP financial measures.

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Update on the Çöpler Incident

On February 13, 2024, SSR Mining Inc. and its subsidiaries suspended all operations at its Çöpler property, in Türkiye, as a result of a significant slip on the heap leach pad. Nine employees lost their lives in connection with the Çöpler Incident. The Company continues to support the employees, families, and community members impacted by the Çöpler Incident.

In partnership with the Turkish authorities, the Company has worked to remediate the site. As of December 31, 2024, all of the displaced heap leach material in the Sabırlı Valley has been moved to temporary storage locations. As part of the remediation work, the heap leach pad will be permanently closed, and heap leach processing will no longer take place at Çöpler. Public statements from Turkish government officials have consistently confirmed that there has been no recordable contamination to local soil, water or air in the sampling locations resulting from the displaced heap leach material.

Following the Çöpler Incident, the Company commissioned Call & Nicholas, Inc. (“CNI”), an international mining consulting firm that specializes in geological engineering, geotechnical engineering, and hydrology, to conduct an independent review of the heap leach failure at Çöpler. After analysis of the engineering design, construction, and operation of the heap leach facility, and comprehensive reverse-engineering of the failure, CNI determined that the most likely cause of the Çöpler Incident was a deeply-rooted flaw in the third-party engineered design of the heap leach pad. The review found that in the third-party engineered design, the assessment of the test data overestimated the shear strength properties of the liner system at the base of the heap leach, which inflated the calculated factor of safety values in the third-party engineered design. This error resulted in insufficient shear strength along the liner interface to support the as-designed heap leach facility. CNI also determined that in all material respects, the heap leach pad construction and operation was carried out in conformance with the issued-for-construction engineered design parameters. In addition, CNI’s review did not find any substantiation that excess water, ground vibrations from blasting, nor stacking beyond the design caused the event.

As previously disclosed, on August 20, 2024, a local court issued a decision cancelling the Çöpler mine’s environmental impact assessment, which was approved in 2021 (the “2021 EIA”). The Turkish Ministry of Environment, Urbanization and Climate Change filed an appeal of the decision, and the Company filed a simultaneous intervener appeal as well. On February 11, 2025 the Turkish Council of State affirmed the finding of the lower court. As previously disclosed, with the cancellation of the 2021 EIA, the operating guidelines at Çöpler revert to those outlined in the Company’s prior Environmental Impact Assessment, which was issued in 2014 (the “2014 EIA”). Among other operating considerations, the 2014 EIA prescribes a lower throughput rate for the sulfide plant operations of 6,000 tonnes per day, as compared to 9,000 tonnes per day under the 2021 EIA.

SSR Mining continues to work closely with the relevant authorities to advance the restart of the Çöpler mine. When all necessary regulatory approvals, including the operating permits, are reinstated, it is anticipated that initial operations at Çöpler could restart within 20 days and would consist of processing a combination of stockpiled ore and ore mined from Çakmaktepe, while the remediation work continues. At this time, we are not able to estimate or predict when and under what conditions we will resume operations at Çöpler.

For additional information on the Çöpler Incident, including a discussion of the associated risks, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed on February 18, 2025.

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Financial and Operating Highlights
A summary of the Company's consolidated financial and operating results for the three and twelve months ended December 31, 2024 and December 31, 2023 are presented below:

	Three Months Ended		Twelve Months Ended
(in thousands of US dollars, except per share data)	December 31,		December 31,
	2024	2023	2024	2023
Financial Results
Revenue	$323,187	$425,897	$995,618	$1,426,927
Cost of sales	$153,040	$219,340	$514,032	$804,147
Operating income (loss)	$34,382	$(297,623)	$(322,285)	$(130,244)
Net income (loss)	$(3,135)	$(264,360)	$(352,582)	$(120,225)
Net income (loss) attributable to SSR Mining shareholders	$5,555	$(217,845)	$(261,277)	$(98,007)
Basic net income (loss) per share attributable to SSR Mining shareholders	$0.03	$(1.07)	$(1.29)	$(0.48)
Diluted net income (loss) per share attributable to SSR Mining shareholders	$0.03	$(1.07)	$(1.29)	$(0.48)
Adjusted net income attributable to SSR Mining shareholders (2)	$21,266	$127,077	$57,591	$276,494
Basic adjusted net income per share attributable to SSR Mining shareholders (2)	$0.11	$0.62	$0.28	$1.35
Diluted adjusted net income per share attributable to SSR Mining shareholders (2)	$0.10	$0.59	$0.28	$1.29

Cash provided by operating activities before changes in working capital (2)	$89,623	$216,922	$112,395	$554,406
Cash provided by operating activities	$94,979	$203,159	$40,130	$421,725
Cash used in investing activities	$(39,560)	$(59,050)	$(143,116)	$(339,261)
Cash provided by (used in) financing activities	$2,308	$(24,450)	$6,918	$(182,256)

Operating Results
Gold produced (oz)	89,178	178,677	275,013	590,264
Gold sold (oz)	86,320	172,917	279,121	585,171
Silver produced ('000 oz)	2,970	2,759	10,500	9,688
Silver sold ('000 oz)	2,709	2,830	9,642	9,920
Lead produced ('000 lb) (3)	15,409	13,814	53,703	45,772
Lead sold ('000 lb) (3)	14,276	13,758	49,631	48,640
Zinc produced ('000 lb) (3)	687	1,322	3,641	7,127
Zinc sold ('000 lb) (3)	531	1,992	3,121	8,166

Gold equivalent produced (oz) (4)	124,154	211,226	399,267	706,894
Gold equivalent sold (oz) (4)	118,220	206,310	393,216	704,594

Average realized gold price ($/oz sold)	$2,603	$1,976	$2,381	$1,950
Average realized silver price ($/oz sold)	$31.53	$23.23	$29.16	$22.82

Cost of sales per gold equivalent ounce sold (4)	$1,295	$1,064	$1,307	$1,141
Cash cost per gold equivalent ounce sold (2, 4)	$1,203	$1,008	$1,200	$1,083
AISC per gold equivalent ounce sold (2, 4)	$1,857	$1,326	$1,878	$1,461

Financial Position	December 31, 2024		December 31, 2023
Cash and cash equivalents	$	387,882	$	492,393
Current assets	$	1,029,034	$	1,196,476
Total assets	$	5,189,020	$	5,385,773
Current liabilities	$	218,877	$	170,573
Total liabilities	$	1,242,159	$	1,081,570
Working capital (5)	$	810,157	$	1,025,903
(2)The Company reports non-GAAP financial measures including adjusted net income attributable to SSR Mining shareholders, adjusted net income per share attributable to SSR Mining shareholders, cash provided by operating activities before changes in working capital, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. Cost of sales excludes depreciation, depletion, and amortization. AISC includes the cash component of care and maintenance costs. See “Non-GAAP Financial Measures” at the end of this press release for an explanation of these financial measures and a reconciliation of these financial measures to net income (loss), cost of sales, and cash generated by operating activities, which are the most comparable GAAP financial measures.
(3)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(4)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average London Bullion Market Association (“LBMA”) prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(5)Working capital is defined as current assets less current liabilities.

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Marigold, USA

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Operating Data	2024	2023	2024	2023
Gold produced (oz)	59,702	82,794	168,262	278,488
Gold sold (oz)	58,250	81,173	167,669	275,962

Ore mined (kt)	7,343	3,705	27,690	21,846
Waste removed (kt)	17,271	25,793	72,028	74,800
Total material mined (kt)	24,615	29,499	99,718	96,646
Strip ratio	2.4	7.0	2.6	3.4

Ore stacked (kt)	7,343	3,705	27,690	21,846
Gold grade stacked (g/t)	0.42	0.43	0.28	0.45

Average realized gold price ($/oz sold)	$2,601	$1,971	$2,438	$1,950
Cost of sales ($/oz gold sold)	$1,406	$1,095	$1,457	$1,047
Cash costs ($/oz gold sold) (6)	$1,408	$1,097	$1,459	$1,049
AISC ($/oz gold sold) (6)	$1,638	$1,170	$1,711	$1,349
(6)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

For the three months ended December 31, 2024 and 2023, Marigold produced 59,702 and 82,794 ounces of gold, respectively. For the three months ended December 31, 2024, Marigold reported cost of sales of $1,406 per payable ounce and AISC of $1,638 per payable ounce.

For the twelve months ended December 31, 2024 and 2023, Marigold produced 168,262 and 278,488 ounces of gold, respectively. For the twelve months ended December 31, 2024, Marigold reported cost of sales of $1,457 per payable ounce and AISC of $1,711 per payable ounce. In addition, Marigold achieved a significant milestone of 5 million ounces of life of mine gold production on December 30, 2024.

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Seabee, Canada

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Operating Data	2024	2023	2024	2023
Gold produced (oz)	27,811	38,757	78,545	90,777
Gold sold (oz)	26,350	32,050	81,070	83,610

Ore mined (kt)	90	117	365	443

Ore milled (kt)	92	122	366	445
Gold mill feed grade (g/t)	9.66	10.14	6.93	6.62
Gold recovery (%)	97.2	97.0	96.4	96.7

Average realized gold price ($/oz sold)	$2,632	$1,988	$2,362	$1,965
Cost of sales ($/oz gold sold)	$816	$666	$960	$991
Cash costs ($/oz gold sold) (7)	$817	$666	$961	$992
AISC ($/oz gold sold) (7)	$1,214	$916	$1,515	$1,427
(7)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

For the three months ended December 31, 2024 and 2023, Seabee produced 27,811 and 38,757 ounces of gold, respectively, with the temporary suspension of operations at Seabee offset by strong grades of approximately 9.7 g/t in the fourth quarter of 2024. For the three months ended December 31, 2024, Seabee reported cost of sales of $816 per payable ounce and AISC of $1,214 per payable ounce.

For the twelve months ended December 31, 2024 and 2023, Seabee produced 78,545 and 90,777 ounces of gold, respectively. For the twelve months ended December 31, 2024, Seabee reported cost of sales of $960 per payable ounce and AISC of $1,515 per payable ounce.

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Puna, Argentina

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Operating Data	2024	2023	2024	2023
Silver produced ('000 oz)	2,970	2,759	10,500	9,688
Silver sold ('000 oz)	2,709	2,830	9,642	9,920
Lead produced ('000 lb)	15,409	13,814	53,703	45,772
Lead sold ('000 lb)	14,276	13,758	49,631	48,640
Zinc produced ('000 lb)	687	1,322	3,641	7,127
Zinc sold ('000 lb)	531	1,992	3,121	8,166
Gold equivalent sold ('000 oz) (8)	31,900	33,393	114,095	119,423

Ore mined (kt)	750	545	2,328	1,926
Waste removed (kt)	1,337	1,377	5,900	6,240
Total material mined (kt)	2,087	1,921	8,228	8,166
Strip ratio	1.8	2.5	2.5	3.2

Ore milled (kt)	489	450	1,862	1,728
Silver mill feed grade (g/t)	194.0	196.7	181.0	181.1
Lead mill feed grade (%)	1.48	1.46	1.37	1.27
Zinc mill feed grade (%)	0.18	0.26	0.20	0.34
Silver mill recovery (%)	97.3	96.9	96.9	96.3
Lead mill recovery (%)	96.3	95.7	95.6	94.3
Zinc mill recovery (%)	36.3	51.6	44.2	54.6

Average realized silver price ($/oz sold)	$31.53	$23.23	$29.16	$22.82
Cost of sales ($/oz silver sold)	$15.84	$14.07	$16.14	$16.49
Cash costs ($/oz silver sold) (9)	$11.47	$10.32	$11.64	$12.64
AISC ($/oz silver sold) (9)	$16.06	$15.51	$15.56	$15.37
(8)Gold equivalent ounces are calculated multiplying the silver ounces by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include by-products in the gold equivalent ounce calculations.
(9)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of silver sold to manage and evaluate operating performance at Puna. See “Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

For the three months ended December 31, 2024 and 2023, Puna produced 3.0 million and 2.8 million ounces of silver, respectively. For the three months ended December 31, 2024, Puna reported cost of sales of $15.84 per payable ounce and AISC of $16.06 per payable ounce.

For the twelve months ended December 31, 2024 and 2023, Puna produced 10.5 million ounces of silver and 9.7 million ounces of silver. Production in 2024 was a record in Puna’s more than 15-year operating life and met the top end of the mine’s previously increased full-year production guidance range. For the twelve months ended December 31, 2024, Puna reported cost of sales of $16.14 per payable ounce and AISC of $15.56 per payable ounce.

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Çöpler, Türkiye
(amounts presented on 100% basis)

Operations at Çöpler were suspended following the Çöpler Incident. During the suspension, care and maintenance expense has been recorded which represents depreciation and direct costs not associated with the environmental reclamation and remediation costs.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Operating Data	2024	2023	2024	2023
Gold produced (oz)	1,665	57,126	28,206	220,999
Gold sold (oz)	1,720	59,694	30,382	225,599

Ore mined (kt)	—	1,223	266	4,501
Waste removed (kt)	—	7,533	3,571	25,197
Total material mined (kt)	—	8,756	3,837	29,698
Strip ratio	—	6.2	13.4	5.6

Ore stacked (kt)	—	182	184	813
Gold grade stacked (g/t)	—	1.24	1.17	1.36

Ore milled (kt)	—	710	343	2,733
Gold mill feed grade (g/t)	—	2.55	2.39	2.56
Gold recovery (%)	—	88.2	78.9	87.5

Average realized gold price ($/oz sold)	$2,230	$1,989	$2,103	$1,945
Cost of sales ($/oz gold sold)	$3,921	$1,160	$1,192	$1,191
Cash costs ($/oz gold sold) (10)	$4,419	$1,146	$1,222	$1,175
AISC ($/oz gold sold) (10)	$18,051	$1,535	$3,814	$1,433
(10)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Çöpler. See "Cautionary Note Regarding Non-GAAP Financial Measures" at the end of this press release for an explanation of these financial measures and a reconciliation to cost of sales, which are the comparable GAAP financial measure. Cost of sales excludes depreciation, depletion, and amortization.

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Mineral Reserves and Mineral Resources (“MRMR”) for Year-End 2024

The following information should be read in conjunction with Item 2. Properties in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed on February 18, 2025 and the Technical Report Summaries for each of our material properties included as exhibits to our Annual Report on Form 10-K.

SSR Mining reported its updated MRMR as of December 31, 2024, reflecting depletion that occurred through mining activity, stockpile changes, new Mineral Reserves and Mineral Resources delineated through drilling activity, Mineral Resource conversion and minor changes to metals price assumptions used in the calculation of Mineral Reserves. SSR Mining continues to advance exploration and resource development activities at each of its assets, and this data will be incorporated into MRMR statements as the accompanying technical work so dictates.

As per Subpart 1300 of Regulation S-K, the Company’s year-end 2024 MRMR are presented on an attributable basis, reflecting the Company’s ownership interest in each material property. See the Company’s Annual Report for more information.

▪Commodity price assumptions largely unchanged: SSR Mining’s gold and silver price assumptions used in the calculation of Mineral Reserves at Marigold and Puna increased 3%, from $1,450 per ounce gold in 2023 to $1,500 per ounce in 2024, and from $18.50 per ounce silver in 2023 to $19.00 per ounce in 2024. The gold Mineral Reserve prices of $1,450 per ounce and $1,600 per ounce used at Çöpler and Seabee, respectively, were unchanged from 2023 to 2024, as were the lead price of $0.90 per pound and zinc price of $1.05 per pound. Mineral Resource prices of $1,750 per ounce of gold, $22.00 per ounce of silver, $0.95 per pound of lead, $1.15 per pound of zinc and $3.95 per pound of copper were unchanged from 2023.

▪CC&V acquisition: In the fourth quarter of 2024, the Company announced it had entered into a definitive purchase agreement to acquire the CC&V Gold Mine. The closing of this transaction is expected within the first quarter of 2025. As a result, CC&V’s Mineral Reserves and Mineral Resources were not included with the Company’s MRMR for the year ended December 31, 2024.

▪Hod Maden: SSR Mining has not reflected the Hod Maden Mineral Reserves and Mineral Resources into its consolidated MRMR. On an attributable basis reflecting SSR Mining’s forecasted 40% ownership, Hod Maden hosted 0.98 million ounces gold and 114.8 million pounds copper in Proven and Probable Mineral Reserves.

▪Proven and Probable Mineral Reserves: Gold Proven and Probable Mineral Reserves as of December 31, 2024 were 7.6 million ounces, excluding any contribution from Hod Maden or CC&V, up 4% or 0.3 million ounces as compared to year-end 2023. SSR Mining declared an initial Mineral Reserve of approximately 523,000 ounces of gold at Marigold’s Buffalo Valley deposit, providing potential mine life extension opportunity at Marigold. This Mineral Reserve growth was partially offset by mined depletion and the removal of heap leach processing at Çöpler. Total Proven and Probable gold equivalent Mineral Reserves as of December 31, 2024 were 8.0 million ounces.

▪Measured and Indicated Mineral Resources: Gold Measured and Indicated Mineral Resources as of December 31, 2024 were 4.4 million ounces, excluding any contribution from Hod Maden, up 9% or 0.4 million ounces as compared to year-end 2023. Total gold equivalent Measured and Indicated Mineral Resources were 5.2 million ounces.

▪Inferred Mineral Resources: Gold Inferred Mineral Resources as of December 31, 2024 were 2.3 million ounces, down 14% or 0.4 million ounces as compared to year-end 2023. Total gold equivalent Inferred Mineral Resources were 2.6 million ounces.

SSR Mining Inc.	PAGE 9

SSR Mining Attributable Mineral Reserves and Resources as of December 31, 2024 (11)

	Gold	y/y	Silver	y/y	Lead	Zinc	AuEq (12)	y/y
	koz	%	koz	%	Mlb	Mlb	koz	%
Total P+P Reserves	7,567	4%	25,640	(4%)	111	17	7,970	3%
Total M&I Resource (13)	4,398	9%	46,354	(30%)	70	341	5,242	(1%)
Total Inferred Resource	2,264	(14%)	16,689	(20%)	2	212	2,614	(16%)
(11)Refer to Item 2. Properties in the Company’s Annual Report for asset level detailed summary by asset. MRMR are shown as attributable to SSR Mining only. As of December 31, 2024, SSR Mining owns 80% of the Çöpler district. Hod Maden and CC&V Mineral Reserves and Mineral Resources are not included in SSR Mining’s consolidated MRMR tables as of year-end 2024.
(12)All gold equivalent ounces (GEO or AuEq) figures are based on the above-mentioned commodity prices. Metal equivalence is calculated for the respective and applicable metals as follows: GEO = Au oz + ((Ag oz * Ag price) + (Pb lb * Pb price per pound) + (Zn lb * Zn price per pound) + (Cu lb * Cu price per pound)) / (Au price per ounce).
(13)Measured and indicated Mineral Resources are shown exclusive of Mineral Reserves.

Hod Maden 40% Attributable Mineral Reserves and Resources as of December 31, 2024 (14)

	Gold koz	Copper Mlb	AuEq (15) koz
Total P+P Reserves	980	115	1,233
Total Inferred Resource	92	8	111
(14)Refer to Item 2. Properties in the Company’s Annual Report for asset level detailed summary of Hod Maden. As of December 31, 2024, SSR Mining’s ownership in Hod Maden is 10%. MRMR shown in the above table based on 40% attributable to SSR Mining to reflect interest available to SSR Mining upon completion of earn-in structured cash milestone payments.
(15)All gold equivalent ounces (GEO or AuEq) figures are based on the above-mentioned commodity prices. Metal equivalence is calculated for the respective and applicable metals as follows: GEO = Au oz + ((Ag oz * Ag price) + (Pb lb * Pb price per pound) + (Zn lb * Zn price per pound) + (Cu lb * Cu price per pound)) / (Au price per ounce).
Conference Call Information
This news release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission (the “SEC”) and available on the SEC website at www.sec.gov or www.ssrmining.com.
▪Conference call and webcast: Tuesday, February 18, 2025, at 5:00 pm EST.

Toll-free in U.S. and Canada:	+1 (844) 763-8274
All other callers:	+1 (412) 717-9224
For the webcast or to register for expedited access to the call:	ir.ssrmining.com/investors/events
▪The webcast will be available on our website. Audio replay will be available for two weeks by calling:

Toll-free in U.S. and Canada:	+1 (855) 669-9658, replay code 1783400
All other callers:	+1 (412) 317-0088, replay code 1783400
About SSR Mining
SSR Mining is listed under the ticker symbol SSRM on the Nasdaq and the TSX, and SSR on the ASX.
For more information, please visit www.ssrmining.com
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

SSR Mining Inc.	PAGE 10

Cautionary Note Regarding Forward-Looking Information and Statements:

Except for statements of historical fact relating to us, certain statements contained in this news release (including information incorporated by reference herein) constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provided for under these sections. Forward-looking information may be contained in this document and our other public filings. Forward looking information relates to statements concerning our outlook and anticipated events or results and, in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts, as well as statements written in the future tense. When made, forward-looking statements are based on information known to management at such time and/or management’s good faith belief with respect to future events. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the Company's forward-looking statements. Many of these factors are beyond the Company's ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on forward-looking statements.

The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to global pandemics, including the duration, severity and scope of a pandemic and potential impacts on mining operations; risks and uncertainties resulting from the incident at Çöpler described in our Annual Report on Form 10-K for the year ended December 31, 2024; and other risk factors detailed from time to time in our reports filed with the Securities and Exchange Commission on EDGAR at www.sec.gov the Canadian securities regulatory authorities on SEDAR at www.sedarplus.ca and on our website at www.ssrmining.com.

Forward-looking information and statements in this news release include any statements concerning, among other things: all information related to the Company’s Çöpler operations, including timelines, outlook, preliminary costs, remediation plans, and possible restart plans; forecasts and outlook; preliminary cost reporting in this document; timing, production, operating, cost, and capital expenditure guidance; our operational and development targets and catalysts and the impact of any suspensions on operations; the results of any gold reconciliations; the ability to discover additional ore; the generation of free cash flow and payment of dividends; matters relating to proposed exploration; communications with local stakeholders; maintaining community and government relations; negotiations of joint ventures; negotiation and completion of transactions; commodity prices; Mineral Resources, Mineral Reserves, conversion of Mineral Resources, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the development approach; the timing and amount of future production; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; capital and operating expenditures; economic conditions; availability of sufficient financing; exploration plans; receipt of regulatory approvals; timing and impact surrounding suspension or interruption of operations as a result of regulatory requirements or actions by governmental authority; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

Such forward-looking information and statements are based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of our filings on EDGAR and SEDAR, and include: any assumptions made in respect of the Company’s Çöpler operations; the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations of joint ventures; weather conditions at our operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; the Company's ability to efficiently integrate acquired mines and businesses and to manage the costs related to any such integration, or to retain key technical, professional or management personnel;
lack of social opposition to our mines or facilities; lack of legal challenges with respect to our properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While we consider these factors and assumptions to be reasonable based on information currently available to us, they may prove to be incorrect.

Such factors are not exhaustive of the factors that may affect any of the Company’s forward-looking statements and information, and such statements and information will not be updated to reflect events or circumstances arising after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. Forward-looking information and statements are only predictions based on our current estimations and assumptions. Actual results may vary materially from such forward-looking information. Other than as required by law, we do not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

SSR Mining Inc.	PAGE 11

Qualified Persons

The scientific and technical information concerning our mineral projects in this news release have been reviewed and verified by a “qualified person” under subpart 1 of Regulation S-K 1300 (“S-K 1300”). For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources included in this news release, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties, which are available under the Company’s corporate profile on EDGAR at www.sec.gov.

Cautionary Note to U.S. Investors

This news release includes terms that comply with reporting standards in Canada under National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), including the terms “Mineral Reserves” and “Mineral Resources”. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. The standards of NI 43-101 differ significantly from the requirements of the SEC. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made in accordance with U.S. standards.

Cautionary Note Regarding Non-GAAP Financial Measures

We have included certain non-GAAP financial measures to assist in understanding the Company’s financial results. The non-GAAP financial measures are employed by us to measure our operating and economic performance and to assist in decision-making, as well as to provide key performance information to senior management. We believe that, in addition to conventional measures prepared in accordance with GAAP, certain investors and other stakeholders will find this information useful to evaluate our operating and financial performance; however, these non-GAAP performance measures – including total cash, total debt, net cash (debt), cash costs, all-in sustaining costs (“AISC”) per ounce sold, adjusted net income (loss) attributable to SSR Mining shareholders, cash generated by (used in) operating activities before changes in working capital, free cash flow, and free cash flow before changes in working capital – do not have any standardized meaning. These performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Our definitions of our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be read in conjunction with our consolidated financial statements.

Non-GAAP Measure – Net Cash
Net cash (debt) are used by management and investors to measure the Company's underlying operating performance. The Company believes that net cash (debt) is a useful measure for shareholders as it helps evaluate liquidity and available cash.

The following table provides a reconciliation of cash and cash equivalents to net cash:

	As of
(in thousands)	December 31, 2024	December 31, 2023
Cash and cash equivalents	$387,882	$492,393
Restricted cash	$—	$101
Total Cash	$387,882	$492,494

Face Value of 2019 Convertible Notes	$230,000	$230,000
Other Debt	$—	$920
Total Debt	$230,000	$230,920

Net Cash (Debt)	$157,882	$261,574

In addition to net cash and net debt, the Company also uses Total liquidity to measure its financial position. Total liquidity is calculated as Cash and cash equivalents plus Restricted cash and borrowing capacity under current revolving credit facilities, including accordion features. As of December 31, 2024, no borrowings were outstanding on the Company’s $400 million credit facility with a $100 million accordion feature.

The following table provides a reconciliation of Cash and cash equivalents to Total liquidity:

	As of
(in thousands)	December 31, 2024	December 31, 2023
Cash and cash equivalents	$387,882	$492,393
Restricted cash	$—	$101
Total cash	$387,882	$492,494
Borrowing capacity on credit facility	$400,000	$400,000
Borrowing capacity on accordion feature of credit facility	$100,000	$100,000
Total liquidity*	$887,882	$992,494
* Excludes $0.4 million in letters of credit. Inclusive of these letters of credit, total liquidity is $887.5 million.

SSR Mining Inc.	PAGE 12

Non-GAAP Measure - Cash Costs and AISC
Cash Costs and All-In Sustaining Costs (“AISC”) per payable ounce of gold and respective unit cost measures are non-U.S. GAAP metrics developed by the World Gold Council to provide transparency into the costs associated with producing gold and provide a standard for comparison across the industry. The World Gold Council is a market development organization for the gold industry.

The Company uses cash costs per ounce of precious metals sold and AISC per ounce of precious metals to monitor its operating performance internally. The most directly comparable measure prepared in accordance with GAAP is cost of sales. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of byproduct credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability. When deriving the cost of sales associated with an ounce of precious metal, the Company includes by-product credits, which allows management and other stakeholders to assess the net costs of gold and silver production.

AISC includes total cost of sales incurred at the Company's mining operations, which forms the basis of cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization, and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, growth capital is excluded. The Company determines sustaining capital to be capital expenditures that are necessary to maintain current production and execute the current mine plan. The Company determines growth capital to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation.

The Company believes that AISC provides additional information to management and stakeholders that provides visibility to better define the total costs associated with production and better understanding of the economics of the Company's operations and performance compared to other producers.

In deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.

SSR Mining Inc.	PAGE 13

The following tables provide a reconciliation of Cost of sales to cash costs and AISC:

	Three Months Ended December 31, 2024
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (16)	$6,744	$81,898	$21,507	$42,891	$—	$153,040
By-product credits	$(80)	$(29)	$(13)	$(13,610)	$—	$(13,733)
Treatment and refining charges	$938	$154	$43	$1,793	$—	$2,927
Cash costs (non-GAAP)	$7,601	$82,023	$21,537	$31,074	$—	$142,235
Sustaining capital expenditures	$3,609	$12,411	$7,623	$4,958	$—	$28,601
Sustaining exploration and evaluation expense	$—	$272	$—	$—	$—	$272
Care and maintenance (17)	$19,344	$—	$1,663	$—	$—	$21,008
Reclamation cost accretion and amortization	$493	$722	$1,164	$7,475	$—	$9,855
General and administrative expense and stock-based compensation expense	$—	$—	$—	$—	$17,558	$17,558
Total AISC (non-GAAP)	$31,048	$95,429	$31,987	$43,507	$17,558	$219,528

Gold sold (oz)	1,720	58,250	26,350	—	—	86,320
Silver sold (oz)	—	—	—	2,708,581	—	2,708,581
Gold equivalent sold (oz) (19)	1,720	58,250	26,350	31,900	—	118,220

Cost of sales per gold ounces sold	$3,921	$1,406	$816	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	$15.84	N/A	N/A
Cost of sales per gold equivalent ounce sold	$3,921	$1,406	$816	$1,345	N/A	$1,295
Cash cost per gold ounce sold	$4,419	$1,408	$817	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$11.47	N/A	N/A
Cash cost per gold equivalent ounce sold	$4,419	$1,408	$817	$974	N/A	$1,203
AISC per gold ounce sold	$18,051	$1,638	$1,214	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$16.06	N/A	N/A
AISC per gold equivalent ounce sold	$18,051	$1,638	$1,214	$1,364	N/A	$1,857

	Three Months Ended December 31, 2023
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (16)	$69,259	$88,920	$21,338	$39,822	$—	$219,340
By-product credits	$(849)	$(55)	$(13)	$(15,310)	$—	$(16,227)
Treatment and refining charges	$—	$157	$28	$4,685	$—	$4,869
Cash costs (non-GAAP)	$68,410	$89,023	$21,353	$29,197	$—	$207,982
Sustaining capital expenditures	$21,398	$4,453	$6,774	$3,293	$—	$35,918
Sustaining exploration and evaluation expense	$—	$872	$—	$—	$—	$872
Reclamation cost accretion and amortization (18)	$427	$609	$1,239	$11,302	$—	$13,578
General and administrative expense and stock-based compensation expense	$1,384	$—	$—	$114	$13,582	$15,080
Total AISC (non-GAAP)	$91,619	$94,957	$29,365	$43,906	$13,582	$273,429

Gold sold (oz)	59,694	81,173	32,050	—	—	172,917
Silver sold (oz)	—	—	—	2,830,057	—	2,830,057
Gold equivalent sold (oz) (19)	59,694	81,173	32,050	33,277	—	206,194

Cost of sales per gold ounces sold	$1,160	$1,095	$666	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	$14.07	N/A	N/A
Cost of sales per gold equivalent ounce sold	$1,160	$1,095	$666	$1,197	N/A	$1,064
Cash cost per gold ounce sold	$1,146	$1,097	$666	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$10.32	N/A	N/A
Cash cost per gold equivalent ounce sold	$1,146	$1,097	$666	$877	N/A	$1,008
AISC per gold ounce sold	$1,535	$1,170	$916	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$15.51	N/A	N/A
AISC per gold equivalent ounce sold	$1,535	$1,170	$916	$1,319	N/A	$1,326
(16)Excludes depreciation, depletion, and amortization.
(17)Care and maintenance expense only includes direct costs not associated with environmental reclamation and remediation costs, as depreciation is not included in the calculation of AISC.
(18)During the fourth quarter of 2023, the Company identified an adjustment of $10.5 million related to 2023 asset retirement cost depreciation, which was erroneously excluded from Puna's AISC calculation. The Company recognized the total adjustment in the fourth quarter of 2023 and the impact to prior periods was not material. The adjustment only impacts the AISC calculation and does not impact Reclamation and remediation costs or Net income (loss) attributable to SSR Mining shareholders in the Company's Consolidated Statements of Operations.
(19)Gold equivalent ounces are calculated using the silver ounces produced or sold multiplied by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include copper, lead, or zinc as they are considered by-products. Gold equivalent ounces sold may not re-calculate based on amounts presented in this table due to rounding.

SSR Mining Inc.	PAGE 14

	Year Ended December 31, 2024
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (20)	$36,215	$244,312	$77,846	$155,659	$—	$514,032
By-product credits	$(425)	$(113)	$(64)	$(50,271)	$—	$(50,873)
Treatment and refining charges	$1,322	$420	$145	$6,889	$—	$8,776
Cash costs (non-GAAP)	$37,112	$244,619	$77,927	$112,277	$—	$471,935
Sustaining capital expenditures	$15,977	$37,561	$31,808	$16,794	$—	$102,140
Sustaining exploration and evaluation expense	$—	$1,690	$—	$—	$—	$1,690
Care and maintenance (21)	$60,813	$—	$9,376	$—	$—	$70,189
Reclamation cost accretion and amortization	$1,965	$2,943	$3,690	$20,938	$—	$29,536
General and administrative expense and stock-based compensation expense	$—	$—	$—	$—	$62,885	$62,885
Total AISC (non-GAAP)	$115,867	$286,813	$122,801	$150,009	$62,885	$738,375

Gold sold (oz)	30,382	167,669	81,070	—	—	279,121
Silver sold (oz)	—	—	—	9,641,677	—	9,641,677
Gold equivalent sold (oz) (23)	30,382	167,669	81,070	114,095	—	393,216

Cost of sales per gold ounces sold	$1,192	$1,457	$960	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	$16.14	N/A	N/A
Cost of sales per gold equivalent ounce sold	$1,192	$1,457	$960	$1,364	N/A	$1,307
Cash cost per gold ounce sold	$1,222	$1,459	$961	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$11.64	N/A	N/A
Cash cost per gold equivalent ounce sold	$1,222	$1,459	$961	$984	N/A	$1,200
AISC per gold ounce sold	$3,814	$1,711	$1,515	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$15.56	N/A	N/A
AISC per gold equivalent ounce sold	$3,814	$1,711	$1,515	$1,315	N/A	$1,878

	Year Ended December 31, 2023
(in thousands, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cost of sales (GAAP) (20)	$268,628	$289,063	$82,898	$163,558	$—	$804,147
By-product credits	$(3,523)	$(154)	$(54)	$(56,773)	$—	$(60,504)
Treatment and refining charges	$—	$666	$101	$18,649	$—	$19,416
Cash costs (non-GAAP)	$265,105	$289,575	$82,945	$125,434	$—	$763,059
Sustaining capital expenditures	$50,982	$79,151	$32,994	$13,193	$—	$176,320
Sustaining exploration and evaluation expense	$—	$983	$—	$—	$—	$983
Reclamation cost accretion and amortization (22)	$1,709	$2,628	$3,347	$13,598	$—	$21,282
General and administrative expense and stock-based compensation expense	$5,479	$—	$—	$246	$61,721	$67,446
Total AISC (non-GAAP)	$323,275	$372,337	$119,286	$152,471	$61,721	$1,029,090

Gold sold (oz)	225,599	275,962	83,610	—	—	585,171
Silver sold (oz)	—	—	—	9,920,262	—	9,920,262
Gold equivalent sold (oz) (23)	225,599	275,962	83,610	119,423	—	704,594

Cost of sales per gold ounces sold	$1,191	$1,047	$991	N/A	N/A	N/A
Cost of sales per silver ounces sold	N/A	N/A	N/A	$16.49	N/A	N/A
Cost of sales per gold equivalent ounce sold	$1,191	$1,047	$991	$1,370	N/A	$1,141
Cash cost per gold ounce sold	$1,175	$1,049	$992	N/A	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$12.64	N/A	N/A
Cash cost per gold equivalent ounce sold	$1,175	$1,049	$992	$1,050	N/A	$1,083
AISC per gold ounce sold	$1,433	$1,349	$1,427	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$15.37	N/A	N/A
AISC per gold equivalent ounce sold	$1,433	$1,349	$1,427	$1,277	N/A	$1,461
(20)Excludes depreciation, depletion, and amortization.
(21)Care and maintenance expense only includes direct costs not associated with environmental reclamation and remediation costs, as depreciation is not included in the calculation of AISC.
(22)During the fourth quarter of 2023, the Company identified an adjustment of $10.5 million related to 2023 asset retirement cost depreciation, which was erroneously excluded from Puna's AISC calculation. The Company recognized the total adjustment in the fourth quarter of 2023 and the impact to prior periods was not material. The adjustment only impacts the AISC calculation and does not impact Reclamation and remediation costs or Net income (loss) attributable to SSR Mining shareholders in the Company's Consolidated Statements of Operations.
(23)Gold equivalent ounces are calculated using the silver ounces produced or sold multiplied by the ratio of the silver price to the gold price, using the average LBMA prices for the period. The Company does not include copper, lead, or zinc as they are considered by-products. Gold equivalent ounces sold may not re-calculate based on amounts presented in this table due to rounding.

SSR Mining Inc.	PAGE 15

Non-GAAP Measure - Adjusted Net Income (Loss) Attributable to SSR Mining Shareholders and Adjusted Net Income (Loss) Per Share Attributable to SSR Mining Shareholders
Adjusted attributable net income (loss) and adjusted attributable net income (loss) per share are used by management to measure the Company's underlying operating performance. We believe this measure is also useful for shareholders to assess the Company’s operating performance. The most directly comparable financial measures prepared in accordance with GAAP are net income (loss) attributable to SSR Mining shareholders and net income (loss) per share attributable to SSR Mining shareholders. Adjusted net income (loss) attributable to SSR Mining shareholders is defined as net income (loss) adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including the expected impacts of Çöpler Incident; inflationary impacts on tax balances; transaction, integration; and other non-recurring items.

The following table provides a reconciliation of Net income (loss) attributable to SSR Mining shareholders to adjusted net income (loss) attributable to SSR Mining shareholders:

	Three Months Ended		Twelve Months Ended
(in thousands of US dollars, except per share data)	December 31,		December 31,
	2024	2023	2024	2023
Net income (loss) attributable to SSR Mining shareholders (GAAP)	$5,555	$(217,845)	$(261,277)	$(98,007)
Interest saving on 2019 notes, net of tax	$—	$—	$—	$—
Net income (loss) used in the calculation of diluted net income per share	$5,555	$(217,845)	$(261,277)	$(98,007)

Weighted-average shares used in the calculation of net income (loss) per share
Basic	202,403	203,566	202,258	204,714
Diluted	202,877	203,566	202,258	204,714

Net income (loss) per share attributable to SSR Mining shareholders (GAAP)
Basic	$0.03	$(1.07)	$(1.29)	$(0.48)
Diluted	$0.03	$(1.07)	$(1.29)	$(0.48)

Adjustments:
Effects of the Çöpler Incident (24)	$1,013	$—	$320,994	$—
Reclamation costs (25)	$14,310	$—	$14,310	$—
Impairment charges (26)	$—	$338,097	$369	$340,734
Devaluation of ARS (27)	$—	$26,074	$—	$26,074
Changes in fair value of marketable securities	$(927)	$(3,656)	$(7,676)	$(4,221)
Loss (gain) on sale of mineral properties, plant and equipment	$—	$(1,610)	$—	$—
Transaction and integration costs (28)	$1,698	$(406)	$1,698	$—
Income tax impact related to above adjustments	$232	$(9,041)	$1,440	$(9,826)
Foreign exchange (gain) loss and inflationary impacts on tax balances	$(615)	$(4,536)	$(12,267)	$(16,907)
Impact of income tax rate change in Türkiye	$—	$—	$—	$37,170
Other tax adjustments (29)	$—	$—	$—	$1,477
Adjusted net income (loss) attributable to SSR Mining shareholders (Non-GAAP)	$21,266	$127,077	$57,591	$276,494

Adjusted net income per share attributable to SSR Mining shareholders (Non-GAAP)
Basic	$0.11	$0.62	$0.28	$1.35
Diluted (30)	$0.10	$0.59	$0.28	$1.29
(24)The effects of the Çöpler Incident represent the following unusual and nonrecurring charges: (1) reclamation costs of $9.0 million and remediation costs of $209.3 million (amounts are presented net of pre-tax attributable to non-controlling interest of $54.6 million); (2) impairment charges of $91.4 million related to plans to permanently close the heap leach pad (amount is presented net of pre-tax attributable to non-controlling interest of $22.8 million); and (3) contingencies and expenses of $11.3 million (amount is presented net of pre-tax attributable to non-controlling interest of $2.8 million). Refer to Note 3 to the Consolidated Financial Statements for further details related to the impact of the Çöpler Incident.
(25)Represents revisions in cost estimate assumptions associated with water management and tailings storage facilities at Puna that have no substantive future economic value. See Note 7 to our Consolidated Financial Statements for further information.
(26)For the year ended December 31, 2024, impairment charges are related to remote equipment damaged due to forest fires at Seabee. For the year ended December 31, 2023, impairment charges represent $279.3 million related to Çöpler mineral properties and exploration and evaluation assets (amount is presented net of pre-tax attributable to non-controlling interest of $69.8 million), $49.8 million related to Seabee goodwill, $9.0 million write-off of capitalized cloud computing arrangement (amount is presented net of pre-tax attributable to non-controlling interest of $0.8 million), and $2.6 million related to supplies inventories during the year ended December 31, 2023. See Note 8 to the Consolidated Financial Statements for further details.
(27)Represents the foreign exchange net loss due to the measures implemented by the Argentine government during the fourth quarter of 2023 which included foreign exchange losses due to the official ARS exchange rate change, foreign exchange gains related to the conversion of a portion of export proceeds at a market exchange rate, and the foreign exchange loss on the utilization of blue chip swaps to convert ARS to USD and manage currency risk. See Currency Risk in Item 7A. Quantitative and Qualitative Disclosures About Market Risk for further details.
(28)For the year ended December 31, 2024, represents the transaction costs of $1.7 million related to the CC&V transaction, which is expected to close in the first quarter of 2025.
(29)Represents charges related to a one-time tax imposed by Türkiye to fund earthquake recovery efforts, offset by a release of an uncertain tax position during the year ended December 31, 2023.
(30)Adjusted net income (loss) per diluted share attributable to SSR Mining shareholders is calculated using diluted common shares, which are calculated in accordance with GAAP. For the three months ended December 31, 2024, $1.2 million interest saving on 2019 Notes, net of tax, and potentially dilutive shares of approximately 13.0 million were excluded from the computation of diluted loss per common share attributable to SSR Mining shareholders as they were antidilutive. For the three months ended December 31, 2023, $1.2 million interest saving on 2019 Notes, net of tax, and potentially dilutive shares of approximately 12.9 million were excluded from the computation of diluted loss per common share attributable to SSR Mining shareholders as they were antidilutive. These interest savings and shares were included in the computation of adjusted net income (loss) per diluted share attributable to SSR Mining shareholders for the three months ended December 31, 2024 and 2023. For the year ended December 31, 2024, $5.0 million interest saving on 2019 Notes, net of tax, and potentially dilutive shares of approximately 12.9 million were excluded from the computation of diluted loss per common share attributable to SSR Mining shareholders in the Consolidated Statement of Operations as they were antidilutive. 0.3 million shares were included in the computation of adjusted net income (loss) per diluted share attributable to SSR Mining shareholders for the year ended December 31, 2024. For the year ended December 31, 2023, $4.9 million interest saving on 2019 Notes, net of tax, and potentially dilutive shares of approximately 12.9 million were excluded from the computation of diluted loss per common share attributable to SSR Mining shareholders in the Consolidated Statement of Operations as they were antidilutive. These interest savings and shares were included in the computation of adjusted net income (loss) per diluted share attributable to SSR Mining shareholders for the year ended December 31, 2023.

SSR Mining Inc.	PAGE 16

Non-GAAP Measure - Free Cash Flow, Cash Flow From Operating Activities Before Changes in Working Capital, and Free Cash Flow
Before Changes in Working Capital
The Company uses free cash flow, cash flow from operating activities before changes in working capital, and free cash flow before changes in working capital to supplement information in its condensed consolidated financial statements. The most directly comparable financial measures prepared in accordance with GAAP is cash provided by operating activities. The Company believes that in addition to conventional measures prepared in accordance with US GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities. The Company does not deduct payments made for business acquisitions.

The following table provides a reconciliation of cash provided by operating activities to free cash flow:

	Three Months Ended		Twelve Months Ended
(in thousands of US dollars, except per share data)	December 31,		December 31
	2024	2023	2024	2023
Cash provided by operating activities (GAAP)	$94,979	$203,159	$40,130	$421,725
Expenditures on mineral properties, plant, and equipment	$(38,573)	$(58,789)	$(143,534)	$(223,422)
Free cash flow (non-GAAP)	$56,406	$144,370	$(103,404)	$198,303

We also present operating cash flow before working capital adjustments and free cash flow before working capital adjustments as non-GAAP cash flow measures to supplement our operating cash flow and free cash flow (non-GAAP) measures. We believe presenting both operating cash flow and free cash flow before working capital adjustments, which reflects an exclusion of net changes in operating assets and liabilities, will be useful for investors because it presents cash flow that is actually generated from the continuing business. The Company calculates cash generated by (used in) operating activities before changes in working capital by adjusting cash generated by (used in) operating activities by the net change in operating assets and liabilities. The Company also calculates free cash flow before changes in working capital by deducting cash capital spending from cash flow from operating activities before changes in working capital.

The following table provides a reconciliation of cash provided by operating activities to cash generated by (used in) operating activities before changes in working capital, and free cash flow before changes in working capital:

	Three Months Ended		Twelve Months Ended
(in thousands of US dollars, except per share data)	December 31,		December 31
	2024	2023	2024	2023
Cash provided by (used in) operating activities (GAAP)	$94,979	$203,159	$40,130	$421,725
Net change in operating assets and liabilities	$(5,356)	$13,763	$72,265	$132,681
Cash provided by (used in) operating activities before changes in working capital (non-GAAP)	$89,623	$216,922	$112,395	$554,406
Expenditures on mineral properties, plant, and equipment	$(38,573)	$(58,789)	$(143,534)	$(223,422)
Free cash flow before changes in working capital (non-GAAP)	$51,050	$158,133	$(31,139)	$330,984

SSR Mining Inc.	PAGE 17

Supplemental Mineral Reserve and Mineral Resource Information
The following table provides a reconciliation of MRMR between December 31, 2024 and December 31, 2023. The Company believes this information provides investors and analysts with useful information associated with changes in Mineral Reserves and Mineral Resources as compared to the prior year period. This information is meant to supplement information available in Item 2. Properties in the Company’s Annual Report. (31)

	Gold	Silver	Lead	Zinc	Copper	Gold Equivalent
	koz	koz	Mlb	Mlb	Mlb	koz (32)
Total P+P Reserves as of December 31, 2023	7,275	26,806	113	20	27	7,764
Mining depletion in 2024	(279)	(11,244)	(66)	(8)	—	(466)
Impact of Çöpler Incident	(49)	—	—	—	(27)	(109)
Changes due to commodity price	102	134	—	—	—	96
Additions and model adjustments	518	9,945	64	5	—	686
Total P+P Reserves as of December 31, 2024	7,567	25,640	111	17	—	7,970

Total M&I Resource as of December 31, 2023 (33)	4,034	66,218	196	404	30	5,307
Changes due to commodity price	—	—	—	—	—	—
Impact of Çöpler Incident	—	—	—	—	(30)	(69)
Additions and model adjustments	363	(19,864)	(127)	(62)	—	4
Total M&I Resource as of December 31, 2024	4,398	46,354	70	341	—	5,242

Total Inferred Resource as of December 31, 2023	2,642	20,932	24	227	24	3,121
Changes due to commodity price	—	—	—	—	—	—
Impact of Çöpler Incident	—	—	—	—	(24)	(54)
Additions and model adjustments	(378)	(4,243)	(22)	(15)	—	(454)
Total Inferred Resource as of December 31, 2024	2,264	16,689	2	212	—	2,614
(31)MRMR are shown as attributable to SSR Mining only. SSR Mining owns 80% of the Çöpler district. Figures may not add due to rounding.
(32)All gold equivalent ounces (GEO) figures are based on the above-mentioned commodity prices. metal equivalence is calculated for the respective and applicable metals as follows: AuEq = Au koz + ((Ag koz * Ag price) + (Pb klb * Pb price per pound) + (Zn klb * Zn price per pound) + (Cu klb * Cu price per pound)) / (Au price per ounce).
(33)Measured and indicated Mineral Resources are shown exclusive of Mineral Reserves.

SSR Mining Inc.	PAGE 18